Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Aircastle Advisor LLC, a Delaware limited liability company ("Aircastle"), and Michael Platt ("Employee") have entered into this Separation Agreement and General Release (this "Agreement") as of this 3rd day of May, 2010. Aircastle Limited, a Bermuda exempted company ("Parent"), is a signatory to this Agreement solely with respect to obligations herein related to its shares.  Aircastle, Employee and Parent are collectively referred to herein as the "Parties").  In consideration of the mutual promises contained herein, the Parties agree as follows:

1.
Termination of Employment.  Employee and Aircastle agree that as of May 3, 2010 (the "Resignation Date"), Employee will resign all positions Employee currently holds as an officer, director or employee of Aircastle (including its parents, subsidiaries and affiliates at any level), and Employee agrees to promptly execute such documents and take such actions as may be necessary or reasonably requested by Aircastle to effectuate or memorialize the resignation of such positions.  Employee shall remain employed by Aircastle (and shall receive the same base salary and be eligible to participate in the same welfare benefit plans as of the date hereof), to assist with transition issues and other matters as reasonably requested by Aircastle (but shall have no authority to, and shall not, take any action on behalf of Aircastle or any affiliate or bind Aircastle or any affiliate to any commitment or contract), until June 15, 2010 (the "Termination Date"), at which time Employee's employment with Aircastle will terminate.  Following the Termination Date, Aircastle will pay Employee, in a lump sum, in cash, within ten (10) days after the Termination Date, all earned but unpaid salary and all accrued but unused paid time off (including vacation time) earned by Employee through the Termination Date, less applicable withholdings for taxes. In addition, Aircastle will reimburse Employee for all business expenses incurred on behalf of Aircastle through the Termination Date, in accordance with Aircastle's policies with respect to the reimbursement of expenses.

2.
Restricted Shares.  The Parties agree that Schedule 1 hereto sets forth an accurate listing of the restricted common share grants to Employee under the Amended and Restated Aircastle Limited 2005 Equity and Incentive Plan (the "Plan"), it being agreed that 98,072 common shares (the "Restricted Shares") remain unvested under such grants as of the date hereof pursuant to the terms of the Restricted Share Grant Agreements identified in Schedule 1 hereto (the "Restricted Share Agreements").  Following the Resignation Date, and subject to (1) this Agreement having been executed and not revoked during the revocation period described in Section 17 hereof (the expiration of such period, the "Release Effective Date") and (2) Employee's continued compliance with the terms and conditions of this Agreement, including without limitation, the terms and conditions set forth in Section 7 hereof:

	(a)	44,580 of the Restricted Shares shall become vested as of the Release Effective Date and shall be delivered to Employee as soon as practicable thereafter.

	(b)	53,492 of the Restricted Shares shall become vested as of the expiration of the Restricted Period (as defined below) and shall be delivered to Employee as soon as practicable thereafter.

(c)
Employee acknowledges and agrees that the vesting and delivery of the Restricted Shares provided in this Section 2 is in addition to any amounts to which Employee is already entitled under Section 1 hereof and that such vesting and delivery is adequate and satisfactory consideration for the assurances made by Employee in this Agreement, including without limitation, the general release of claims set forth in Section 3 hereof.

(d)
Employee agrees that the Restricted Shares described in Section 2(b) shall vest only in accordance with the terms and provisions of this Section 2 and shall otherwise be forfeited upon a termination of employment.

3.
Employee General Release of Claims. Employee, on Employee's own behalf and on behalf of Employee's estate, heirs, family members, successors and assigns, hereby voluntarily, knowingly and willfully forever releases and discharges Aircastle and Parent, and each of their respective affiliates, successors, assigns, employees, officers, directors, representatives, shareholders, agents and all persons acting by, through, under or in concert with Aircastle and Parent in both their official and personal capacities (the "Releasees") from any and all claims, whether or not known, accrued, vested or ripe, that Employee has or may have against the Releasees arising (i) from the beginning of time through the date upon which Executive signs this Agreement, and/or (ii) from or in any way related to Employee's employment with Aircastle or the termination of that employment relationship, including, but not limited to, any such claim for an alleged violation of the following statutes and court-made legal principles:

		o	Title VII of the Civil Rights Act of 1964, as amended;

		o	The Civil Rights Act of 1991;

o
Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its "qui tam" provisions;

		o	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

		o	The Employee Retirement Income Security Act of 1974, as amended;

o	The Immigration Reform and Control Act, as amended;

o	The Americans with Disabilities Act of 1990, as amended;

o	The Age Discrimination in Employment Act of 1967, as amended;

o	The Older Workers' Benefit Protection Act of 1990, as amended;

o	The Workers Adjustment and Retraining Notification Act, as amended;

o	The Occupational Safety and Health Act, as amended;

o	The Connecticut Fair Employment Practices Act;

o	Connecticut labor laws, as contained in Title 31 of the General Statutes of Connecticut;

o	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

o
any claims arising out of or related to an express or implied employment contract (including, without limitation, the letter agreement by and between Aircastle and Employee, dated January 8, 2007, the "Employment Letter") or a covenant of good faith and fair dealing;

o	any public policy, contract, tort, or common law; or

o	any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Employee may have: (i) under this Agreement; (ii) for indemnification under any written indemnification agreement by and between Employee and Aircastle and/or under applicable law or Aircastle's charter or bylaws; (iii) under any applicable insurance coverage(s); or (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans.

4.
Aircastle Release.  Aircastle also agrees to waive all known or unknown claims against Employee, but such waiver shall exclude, whether known or unknown: (a) any claims arising out of alleged criminal or fraudulent conduct by Employee in connection with his activities as an employee of Aircastle and (b) a violation of any securities or other governmental laws, rules or regulations relating to Employee's duties as an employee of Aircastle.  Notwithstanding the foregoing, Aircastle does not release its right to have Employee perform his obligations under this Agreement (including, without limitation, his obligations under Section 7 hereof).

5.
Affirmations. Employee and Aircastle each affirm that neither has filed, caused to be filed, or presently is a party to any claim, complaint, or action against the other in any forum or form. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Employee disclaims and waives any right of reinstatement with Aircastle. Aircastle and Parent affirm that, in accordance with the provisions of the Restricted Share Agreements, Employee is entitled to receive all dividends declared, with a record date prior to any forfeiture of such shares, with respect to the Restricted Shares. Aircastle and Parent further affirm that, upon the vesting of the Restricted Shares hereunder, the shares will be freely transferable by Employee, without restriction under (i) any agreement to which Aircastle or Parent is a party or (ii) any policy of Aircastle or Parent (other than any applicable provision of the Amended and Restated Insider Trading compliance Program of Aircastle Limited adopted as of February 22, 2007, as amended from time to time).  Upon and after vesting hereunder, the Restricted Shares will be subject to applicable requirements under state and/or federal securities law.

6.
Benefits and COBRA. Except as otherwise provided in this Section 6, effective as of the Termination Date, Employee will cease all Aircastle health benefit coverage and other benefit coverage. Employee acknowledges that Aircastle has advised Employee that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employee has a right to elect continued coverage under the Aircastle group health plan for a period of eighteen (18) months from the Termination Date.

7.	Covenant Agreement; Non-Disparagement; Cooperation.

(a)
Covenant Agreement.  Employee and Aircastle acknowledge and agree that, except as set forth in the immediately following sentence, all of the terms and provisions set forth in the Confidentiality, Developments and No Solicitation Agreement, by and between Employee and Aircastle, dated January 8, 2007 (the "Covenant Agreement") (including without limitation, all non-competition, non-solicitation and confidentiality provisions), shall continue to apply in accordance with their terms for the applicable periods set forth therein following the Termination Date.  Notwithstanding the foregoing, Employee acknowledges and agrees that the provisions set forth in Section I.C.1 of the Covenant Agreement, entitled "No Competing Employment," shall continue to apply for three (3) months following the Resignation Date (the "Restricted Period"), without regard to any limitations set forth in Section I.D.2.b of the Covenant Agreement.

(b)
Non-Disparagement. Employee agrees not to make critical, negative or disparaging remarks about Aircastle or any of its affiliates, including, but not limited to, comments about any of its assets, services, management, business or employment practices, and not to voluntarily aid or voluntarily assist any person in any way with respect to any third party claims pursued against Aircastle. Aircastle agrees to cause its "executive officers" (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) not to engage in, conduct or make statements or representations that are critical, negative or disparaging with respect to Employee, Employee's business or personal reputation.  If called to provide information to any actual or prospective subsequent employer of Employee, Aircastle will only disclose those matters covered in public filings, and that Employee's departure was amicable. Nothing in this Section will prevent the Employee or Aircastle from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

(c)
Cooperation.  Commencing on the Termination Date, Employee will cooperate in all reasonable respects with Aircastle and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against Aircastle or any of its affiliates, to the extent Aircastle reasonably deems Employee's cooperation necessary. Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by Employee as a result of such cooperation. With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Employee in connection with his employment by Aircastle, Aircastle will honor, and proceed in accordance with, its bylaws as in effect from time to time.

8.
Public Filings; Press Releases. Aircastle will disclose the existence and terms of this Agreement, and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities Exchange Act of 1934, as amended.

9.
Return of Personal Property. Aircastle has promised to return to Employee all items of personal property located at Aircastle's business premises prior to the Termination Date. Employee promises to return to Aircastle all items of Aircastle property in Employee's possession no later than the Termination Date.

10.
Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To Aircastle:	Aircastle Advisor LLC
300 First Stamford Place, 5th
Stamford, Connecticut 06902
Attention: General Counsel
To Employee:	Michael Platt
At address currently on Aircastle's records

11.
Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision. In the event Employee or Aircastle breaches any provision of this Agreement, Employee and Aircastle affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in Stamford, Connecticut. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

12.
Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by any Party of any liability, wrongdoing or unlawful conduct of any kind.

13.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all Parties.

14.
Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any prior agreements or understandings between the Parties, except with respect to certain provisions of other prior agreements specifically incorporated by reference herein. Each Party acknowledges that such Party has not relied on any representations, promises, or agreements of any kind made to such Party in connection with the other Party's decision to enter into this Agreement, except for those set forth in this Agreement.

15.
Payments and Withholding.  Parent shall be entitled to require a cash payment by or on behalf of Employee, and/or to deduct from the shares otherwise issuable to Employee hereunder upon vesting of the Restricted Shares, any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting and delivery of the Restricted Shares.

16.
Consultation with Attorney; Voluntary Agreement.  Employee acknowledge that (a) Aircastle has advised Employee of Employee's right to consult with an attorney of Employee's own choosing prior to executing this Agreement, (b) Employee has carefully read and fully understands all of the provisions of this Agreement, (c) Employee is entering into this Agreement, including the releases set forth in Section 3, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Employee would not be entitled to the benefits described in Section 2 in the absence of this Agreement.

17.
Revocation.  Employee acknowledges that Employee has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Employee may sign it sooner.  Employee agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Employee will have seven (7) calendar days from the date on which Employee sign this Agreement to revoke Employee's consent to the terms of this Agreement.  Such revocation must be in writing and sent via by hand delivery or facsimile to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, Connecticut  06902, Attention:  General Counsel / Fax: 203-724-2331.    Notice of such revocation must be received within the seven (7) calendar days referenced above.  In the event of such revocation by you, this Agreement shall not become effective and you shall not have any rights under Section 2 of this Agreement.  Provided that Employee does not revoke this Agreement with such seven-day period, this Agreement shall become effective on the eighth calendar day after the date on which Employee signs this Agreement.

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IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the below-written dates

AIRCASTLE ADVISOR LLC

By:	/s/ Ron Wainshal	May 3, 2010
Name:	Ron Wainshal	Date
Title:	Chief Executive Officer

EMPLOYEE

By:	/s/ Michael Platt	May 3, 2010
Date

Solely as to obligations contained herein
with respect to its shares:

AIRCASTLE LIMITED

By:	/s/ Ron Wainshal	May 3, 2010
Name:	Ron Wainshal	Date
Title:	Chief Executive Officer

Schedule 1
Restricted Share Summary

		No. of Shares
Grant Year	Total No. Shares	Vested	Unvested

2007	100,000	50,000	50,000

2007	3,918	980	2,939

2009	32,000	10,667	21,333

2009	23,800	-	23,800

Totals	159,718	61,646	98,072

Restricted Share Agreements:

1)	Grant Letter dated as of February 12, 2007
2)	Grant Letter dated as of December 17, 2007
3)	Grant Letter dated as of January 10, 2009
4)	Grant Letter dated as of December 23, 2009